SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            RICHFOOD HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                     [logo]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  July 30, 1997


To the Shareholders of
Richfood Holdings, Inc.:

         We are pleased to invite you to attend the annual meeting of shareholders of Richfood Holdings, Inc. (the "Company") to be held at the Company's Headquarters, 8258 Richfood Road, Mechanicsville, Virginia, on Thursday, August 28, 1997, at 10:00 A.M. for the following purposes:

         (1) to elect 12 directors of the Company to serve until the next annual meeting of shareholders;

         (2) to approve the amendment of the Richfood Holdings, Inc. Omnibus Stock Incentive Plan;

         (3) to ratify the appointment by the Board of Directors of Ernst & Young LLP to serve as independent public accountants for the current fiscal year; and

         (4) to transact such other business as may properly come before the meeting, or any adjournments thereof.

         Only shareholders of record at the close of business on July 11, 1997, are entitled to notice of, to vote at and to participate in the meeting.

         You are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope whether or not you expect to attend the meeting in person.


                                        By order of the Board of Directors


                                        Fredricka H. Dyson
                                        Assistant Secretary

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS


                                     [logo]


                              GENERAL INFORMATION

         Solicitation of the enclosed proxy is made by the Board of Directors of the Company for use at the annual meeting of shareholders to be held at the Company's Headquarters, 8258 Richfood Road, Mechanicsville, Virginia, on Thursday, August 28, 1997, at 10:00 A.M. and at any adjournments of such meeting. An annual report, including consolidated financial statements for the fiscal year ended May 3, 1997 ("fiscal 1997"), is enclosed with this proxy statement.

         The expenses of this solicitation will be paid by the Company. Officers, directors and employees of the Company may make solicitations of proxies by telephone or telegraph or by personal calls. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Company will reimburse them for their charges and expenses.

         The Company's charter authorizes the issuance of up to 90,000,000 shares of Common Stock, without par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, without par value. Only shareholders of record at the close of business on July 11, 1997, are entitled to notice of, to vote at and to participate in the meeting. On the record date, 47,487,092 shares of Common Stock were issued and outstanding. Holders of Common Stock will vote as a single class at the annual meeting. Each outstanding share of Common Stock will entitle the holder to one vote on all matters submitted to a vote of shareholders at the annual meeting. All shares of Common Stock represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

         A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting. Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast. Approval of the amendment of the Richfood Holdings, Inc. Omnibus Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies, and entitled to vote with respect thereto, at a meeting at which a quorum is present. Abstentions will have the same effect as a negative vote for purposes of approving the amendment of the Omnibus Stock Incentive Plan. Broker Shares that are not voted with respect to approval of the amendment of the Omnibus Stock Incentive Plan will not be included in determining the number of shares entitled to vote thereon.

         This proxy statement and the enclosed form of proxy were first mailed to shareholders on July 30, 1997.

                             ELECTION OF DIRECTORS
                                  (Proposal 1)

         At the annual meeting, 12 directors are expected to be elected to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Unless authority to do so is withheld, shares of Common Stock represented by properly executed proxies in the enclosed form will be voted for the election of the persons named below. Each of the nominees is currently a director and has served continuously since the year he or she joined the Board. If any of the nominees should become unavailable, the Board of Directors may designate substitute nominees for whom the proxies on the enclosed form will be voted. In the alternative, the Board of Directors may reduce the size of the Board to the number of remaining nominees for whom the proxies will be voted.

                Nominees for Election to the Board of Directors

                                             Principal Occupation or                           Director
           Name                         Employment During Last Five Years                 Continuously Since        Age
           ----                         ---------------------------------                 ------------------        ---
Donald D. Bennett            Chairman of the Board of the Company (since 1995);                  1990                61
                             former Chief Executive Officer (1995-1996) and
                             President and Chief Executive Officer (1990-1995)
                             of the Company.

Roger L. Gregory             Managing Partner, Wilder & Gregory Law Office.                      1994                44

Grace E. Harris              Provost and Vice President for Academic Affairs,                    1994                64
                             Virginia Commonwealth University.

John C. Jamison              Chairman, Mallardee Associates, a corporate                         1990                63
                             financial advisory service, and Limited Partner,
                             Goldman, Sachs & Co., an investment banking and
                             brokerage firm; former President and Chief
                             Executive Officer, The Mariner's Museum, an
                             international maritime museum (1990-1992);
                             Director, Hershey Foods Corporation.

G. Gilmer Minor, III         Chairman of the Board (since 1994), President and                   1988                56
                             Chief Executive Officer, Owens & Minor, Inc., a
                             wholesale distributor of medical and surgical
                             supplies; Director, Crestar Financial Corporation.

Claude B. Owen, Jr.          Chairman of the Board and Chief Executive Officer,                  1988                52
                             DIMON Incorporated (successor to Dibrell Brothers,
                             Incorporated), an importer and exporter of leaf
                             tobacco and fresh cut flowers; former Chairman of
                             the Board, Chief Executive Officer and President,
                             Dibrell Brothers, Incorporated; Director, American
                             National Bankshares Inc.

John F. Rotelle              Chairman (since 1995) and former President of                       1994                61
                             Rotelle, Inc.


Albert F. Sloan              Former Chairman of the Board of Lance, Inc., a                      1990                67
                             manufacturer of cookies, crackers and snack foods;
                             Director, Basset Furniture Industries, Inc., Cato
                             Corporation and PCA International, Inc.

John E. Stokely              President and Chief Executive Officer of the                        1995                44
                             Company; former President and Chief Operating
                             Officer (1995-1996), Executive Vice President
                             Finance and Administration (1993-1995) and Senior
                             Vice President - Finance and Chief Financial
                             Officer (1991-1993) of the Company.

                                      -2-



George H. Thomazin           Chief Executive Officer, Thomazin Enterprises, Inc.,                1990                57
                             a business investment firm; former Chief Executive
                             Officer, Continental Brokers Co., a food brokerage
                             firm (1989-1992).

James E. Ukrop               Vice-Chairman and Chief Executive Officer (since                    1987                60
                             1994), Ukrop's Super Markets, Inc., a retail grocery
                             chain; former President and Chief Executive Officer,
                             Ukrop's Super Markets, Inc.; Director, Legg
                             Mason, Inc. and Owens & Minor, Inc.

Edward Villanueva            Financial Consultant; Director, Circuit City Stores,                1990                62
                             Inc.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT THE FOREGOING NOMINEES TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

                       Board of Directors and Committees

         The Board of Directors meets regularly every quarter and following each annual meeting of shareholders. During fiscal 1997, there were six meetings of the Board.

         The Board has standing Executive, Audit, Executive Compensation and Nominating Committees. Members of the Executive Committee are Messrs. Bennett (Chairman), Owen, Sloan, Stokely and Thomazin. During fiscal 1997, there was one meeting of the Executive Committee. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee is empowered to and does act for the Board of Directors on certain matters.

         Members of the Audit Committee are Messrs. Jamison (Chairman), Gregory, Minor and Villanueva. During fiscal 1997, there were four meetings of the Audit Committee. The Audit Committee recommends an independent public accounting firm to be selected by the Board of Directors for the upcoming fiscal year. The Audit Committee reviews and approves various audit functions including the annual audit performed by the Company's independent public accountants. Periodically, the Company's internal auditors and independent public accountants report directly to the Audit Committee.

         Members of the Executive Compensation Committee are Messrs. Sloan (Chairman), Thomazin and Ukrop and Dr. Harris. During fiscal 1997, there were three meetings of the Executive Compensation Committee. The Executive Compensation Committee recommends to the Board of Directors the compensation of the Company's Chief Executive Officer, approves the compensation of the Company's other executive officers and administers the Company's annual and long-term incentive plans.

         Members of the Nominating Committee are Messrs. Minor (Chairman), Bennett and Ukrop. During fiscal 1997, there was one meeting of the Nominating Committee. The Nominating Committee recommends to the full Board of Directors persons to serve as directors of the Company and establishes such procedures as it deems proper to receive and review information concerning potential candidates for election or reelection to the Board of Directors. Shareholders entitled to vote for the election of directors may nominate candidates for consideration by the Nominating Committee. Notice of nominations made by shareholders with respect to the 1998 annual meeting must be received in writing by the Secretary of the Company no earlier than May 16, 1998, and no later than June 10, 1998, and must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number and class of capital shares of the Company beneficially owned by each such nominee. The Company's employment and severance benefits agreements with Mr. Bennett and Mr. Stokely include provisions related to their election to the Board of Directors. See "Employment Continuity Agreements."

         Persons who are employees of the Company or of its subsidiaries receive no compensation for their services as directors of the Company. During fiscal 1997, directors who were not employees of the Company or of its subsidiaries received an annual retainer of $15,000 and fees of $1,200 for each meeting of the Company's Board attended, $750 for each meeting of a Board committee attended and $500 for participation in a telephonic meeting of the Board or a Board committee. In addition, chairmen of each Board committee who were not employees of the Company or of its subsidiaries received an additional annual retainer of $2,500. Pursuant to the Company's Non-Employee Directors' Stock Option Plan, each year each director who is not an employee of the Company or of its subsidiaries is granted an option to purchase 1,500 shares of Common Stock for a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant.

         During fiscal 1997, all directors attended at least 75% of the meetings of the Board of Directors and the committees to which they were assigned.

         Security Ownership of Certain Beneficial Owners and Management

         The following table shows, as of June 27, 1997 (except as provided below), the direct and indirect beneficial ownership of shares of Common Stock by (i) all directors of the Company, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

                                            Sole Voting
                                          and Investment                                                        Percentage
         Name                                Power (1)              Other (2)                  Total          Ownership (3)
         ----                                ----------             ---------                  -----          -------------
Donald D. Bennett                                182,710                27,375               210,085
Roger L. Gregory                                   1,125                     0                 1,125
Grace E. Harris                                    1,425                     0                 1,425
John C. Jamison                                   16,125                     0                16,125
G. Gilmer Minor, III                               4,075                     0                 4,075
Claude B. Owen, Jr.                               31,325                     0                31,325
John F. Rotelle                                  146,638                 4,067               150,705
Albert F. Sloan                                    7,122                 6,250                13,372
John E. Stokely                                  154,426                   607               155,033
George H. Thomazin                                 9,000                     0                 9,000
James E. Ukrop                                    19,275             1,091,231             1,110,506                   2.34%
Edward Villanueva                                116,020                 6,000               122,020
John D. Ryder                                     87,916                     0                87,916
Alec C. Covington                                 16,125                     0                16,125
All Directors and
Executive Officers as a Group
(22 persons)                                     906,631             1,142,330             2,048,961                   4.32
FMR Corp.(4)
82 Devonshire Street
Boston, Massachusetts 02109                            0             3,829,150             3,829,150                   8.06

----------------------------
         (1) Includes the following number of shares of Common Stock that may be acquired within sixty days of June 27, 1997, under one or more of the Company's stock-based incentive plans by the following directors, executive officers and group: Mr. Bennett - 45,000; Mr. Gregory - 1,125; Mr. Jamison - 1,125; Mr. Owen
- 1,025; Mr. Rotelle - 3,000; Mr. Sloan - 1,125; Mr. Stokely - 44,625; Mr. Ukrop
- 1,125; Mr. Villanueva - 1,125; Mr. Ryder - 2,812; Mr. Covington - 15,000; and all directors and executive officers as a group - 229,211.

         (2) With respect to Mr. Bennett, reflects shares held by his wife and shares held under the Company's 401(k) savings plans as of June 30, 1997. Mr. Bennett disclaims beneficial ownership of the shares held by his wife. With respect to Mr. Sloan, reflects shares held by his wife. Mr. Sloan disclaims beneficial ownership of such shares. With respect to Mr. Ukrop, reflects shares held by Ukrop's Super Markets, Inc. Mr. Ukrop disclaims beneficial ownership of such shares. With respect to Mr. Villanueva, reflects shares held in trust for Mr. Villanueva's children, with Mr. Villanueva as trustee. Mr. Villanueva disclaims beneficial ownership of such shares. With respect to Messrs. Rotelle and Stokely, and all directors and executive officers as a group, reflects shares held under the Company's 401(k) savings plans as of June 30, 1997.

         (3) Except as indicated, each person or group beneficially owns less than 1% of the outstanding shares of Common Stock.

         (4) As reported in a Form 13G dated February 14, 1997, as of December 31, 1996, Fidelity Management & Research Company ("Fidelity"), a subsidiary of FMR Corp., beneficially owned 3,829,150 shares of the Company's Common Stock as a result of acting as an investment adviser to several investment companies. The ownership of one investment company, Fidelity Contrafund, amounted to 3,297,950 shares of the Company's Common Stock. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, each have the power to dispose of the shares owned by the investment companies. The Boards of Trustees of the individual investment companies have power to vote and dispose of the shares owned by such investment companies.

                             EXECUTIVE COMPENSATION

       Executive Compensation Committee Report on Executive Compensation

         The Executive Compensation Committee of the Board of Directors (the "Committee") is delegated the power to administer the compensation programs of the Company applicable to its executive officers. The Committee, which is comprised of four outside directors, recommends to the Board the compensation of the Company's Chief Executive Officer, approves the compensation of the Company's other executive officers and administers the Company's annual and long-term incentive plans.

         The purposes of the Company's compensation plans and the objectives of the Committee are to:

         o provide a competitive compensation program to enable the Company to attract and retain qualified top management personnel;

         o emphasize the relationship between pay and performance by placing variable compensation "at risk" based on the achievement of specific and measurable goals and objectives;

         o balance the Company's short-term and long-term objectives appropriately; and

         o align the financial interests of the executive officers with those of the Company's shareholders by encouraging and promoting executive ownership of the Company's Common Stock.

         The Committee believes that compensation programs should enable management to understand clearly what the potential rewards are and what performance must be achieved to earn such awards. An independent consultant is used to recommend compensation structures for the Company. To further the objectives stated above, the compensation programs for all executive officers include three components: (i) base salary; (ii) annual cash incentive compensation; and (iii) long-term incentives in the form of stock options, restricted stock, stock appreciation rights ("SARs") and/or performance shares. The Committee's policy on the tax deductibility of compensation for the Chief Executive Officer and other executive officers is to maximize the deductibility thereof, to the extent possible, while preserving the Committee's flexibility to maintain competitive compensation programs.

   Base Salary. The Company seeks to maintain executive compensation at levels competitive with other corporations in the Company's market and industry in accordance with information, including survey data, available to the Company. Corporations considered included the companies included in the Company's Peer Group, as defined below, as well as other companies in the food and distribution industries. Periodic increases in base salary are based on evaluations of each executive's past and current performance, competitive market conditions and the Company's performance. As discussed below, the base salary of the Chairman of the Board, Mr. Bennett, for fiscal 1997 was established pursuant to an employment agreement executed in April 1996. The base salary of the President and Chief Executive Officer, Mr. Stokely, for fiscal 1997 was established pursuant to an employment agreement executed in April 1996. The base salary of the Company's other executive officers is determined by the Company's Chief Executive Officer, subject to the approval of the Committee.

   Annual Cash Incentive Compensation. It is the Committee's policy that a significant portion of total compensation be "at risk" based on performance criteria. The Committee believes that this approach relates compensation levels to performance and is in the best interests of the shareholders. The Company's Executive Officer Performance Plan is designed to reward certain officers and other key employees for the Company's operating performance, as measured by established earnings criteria, and for individual and departmental performance. Under this Plan as in effect for fiscal 1997, an incentive compensation pool was funded based on predetermined threshold and target levels of the Company's adjusted pre-tax FIFO earnings. A participant shared in the incentive compensation pool, up to a predetermined maximum percentage of annual base salary. Awards, established as a percentage of base salary, varied by management level. Adjustments to awards and flexibility for special awards were available to reflect individual performance. The Committee approved the threshold and target levels of the Company's adjusted pre-tax FIFO earnings and corresponding percentages of annual base salary in conjunction with its review of the Company's annual fiscal plan. All executive officers other than Mr. Bennett and Mr. Stokely participated in this Plan for fiscal

1997. As discussed below, the formulas for determining Mr. Bennett's and Mr. Stokely's incentive compensation for fiscal 1997 were established under the terms of their respective employment agreements.

   Long-Term Incentives. The Company's amended and restated Omnibus Stock Incentive Plan, which was approved by the shareholders in fiscal 1997, permits the Committee, in its discretion, to grant options to purchase shares of the Company's Common Stock, SARs, shares of restricted stock and performance shares to any employee of the Company or its subsidiaries who the Committee believes has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company. The Committee determines the amount of the grant, the term of the options, SARs, restricted stock or performance shares and the requisite conditions for exercise and vesting. The Committee does not take into account stock ownership of plan participants in determining the amount or terms of grants under the Omnibus Stock Incentive Plan. The granting or award of stock-based compensation is intended to encourage executives to take a longer view of the impact of their individual contributions to the Company. As with base pay and annual incentive compensation, the Committee reviews survey data to establish competitive long-term compensation structures.

         During fiscal 1997, 126 employees, including Messrs. Stokely, Bennett, Ryder and Covington, received grants of options under the Omnibus Stock Incentive Plan. Options granted during fiscal 1997 were granted at the fair market value of the Common Stock on the date of grant; accordingly, the market value of the Common Stock must increase before the employee receives any benefit from the grant. The options granted during fiscal 1997 become exercisable in installments over a four-year period, except that 75,000 options granted to Mr. Stokely in connection with his election as President and Chief Executive Officer become exercisable in installments over a five-year period. In connection with his promotion, Mr. Stokely also was granted 37,500 shares of restricted stock. No other shares of restricted stock, and no performance shares or SARs, were granted during fiscal 1997.

   Compensation of the Chief Executive Officer. Effective January 1, 1997, Mr. Bennett ceased to serve as Chief Executive Officer of the Company. At that time, Mr. Stokely was named Chief Executive Officer of the Company. Both of their compensation arrangements are summarized below.

         Mr. Stokely. Effective April 28, 1996, the Company entered into a five year employment and severance benefits agreement with Mr. Stokely that provides for his continued employment by the Company, in his current capacity of President and Chief Executive Officer, through April 28, 2001. The agreement sets Mr. Stokely's salary at $400,000 per year (subject to annual review for possible increase in light of his performance), and provides for annual incentive compensation, which is determined based on a formula that takes into account the Company's pre-tax FIFO earnings. Mr. Stokely's incentive compensation for fiscal 1997 was $500,000, approximately $270,000 of which was awarded pursuant to his employment agreement, based on the Company's fiscal 1997 performance, and the balance of which represented a special bonus. In determining Mr. Stokely's compensation under his employment agreement, his special bonus for fiscal 1997 and the number of options and shares of restricted stock granted to him under the Omnibus Stock Incentive Plan, the Committee considered his exemplary performance and contribution to the growth and success of the Company, including the completion during fiscal 1997 of the acquisition of Norristown Wholesale, Inc., and his outstanding leadership in bringing about the achievement of nonfinancial goals as well as financial results clearly exceeding those of industry competitors. In addition, the Committee reviewed the compensation of other chief executive officers in the wholesale and retail grocery industry, including those employed by companies in the Peer Group used in the performance graph set forth below. The Committee considered the Company's financial performance during Mr. Stokely's tenure to be superior relative to the companies in the industry. For a more detailed discussion of Mr. Stokely's employment agreement, see "Employment Continuity Agreements."

         Mr. Bennett. Effective April 28, 1996, the Company entered into an employment and severance benefits agreement with Mr. Bennett that provides for his continued employment by the Company, in his current role of Chairman of the Board, through December 1998. The agreement sets Mr. Bennett's salary at $500,000 per year. In addition, Mr. Bennett was awarded a special bonus for fiscal 1997 of $500,000. In determining Mr. Bennett's compensation under his employment agreement, his special bonus for fiscal 1997 and the number of options granted to him under the Omnibus Stock Incentive Plan, the Committee considered the financial performance of the Company during his tenure as Chief Executive Officer, which clearly exceeded that of the Company's competitors, including six consecutive years of record operating profit. During Mr. Bennett's tenure as Chief Executive Officer, the total market capitalization of the Company (determined by multiplying share price by the number of shares outstanding) rose from approximately $55 million during fiscal 1991 to more than $1 billion at the end of fiscal 1996. For a more detailed discussion of Mr. Bennett's employment agreement, see "Employment Continuity Agreements."

         In conclusion, the Committee believes that the compensation policies and practices of the Company herein described are fair and equitable and are in keeping with the best interests of the Company and its shareholders.


                        Executive Compensation Committee
                        --------------------------------

                           Albert F. Sloan, Chairman
                                Grace E. Harris
                               George H. Thomazin
                                 James E. Ukrop

                 Summary of Cash and Certain Other Compensation

         The following table shows, for the fiscal years ended May 3, 1997, April 27, 1996, and April 29, 1995, the cash compensation paid, as well as certain other compensation paid or accrued, by the Company to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                           Annual Compensation(1)                Compensation Awards
                                     ----------------------------------    --------------------------------
                                                                                              Securities
        Name and                                                               Restricted     Underlying
   Principal Position        Fiscal                                              Stock         Options/              All Other
     at May 3, 1997           Year         Salary         Bonus(2)             Awards(3)        SARs(4)           Compensation(5)
-----------------------------------------------------------------------    --------------------------------    ---------------------
John E. Stokely               1997          $396,155        $ 500,000              $821,888        95,000                  $10,634
   President and Chief        1996           242,804          729,375                              22,500                    7,002
   Executive Officer          1995           174,433          191,000                              18,000                    5,820

Donald D. Bennett             1997           503,846          500,000                              30,000                      702
   Chairman                   1996           417,794        1,329,375                              45,000                    6,671
                              1995           350,000          630,000                              45,000                    2,529

John D. Ryder(6)              1997           269,630          110,000                               7,500                    1,670
   President & COO,           1996           255,845           33,000                              11,250                    1,680
   Retail Division

Alec C. Covington(7)          1997           213,558          125,000                               7,500                    5,399
   Executive Vice             1996           211,914          125,000                              60,000                        0
   President & COO,
   Wholesale
   Operations

John F. Rotelle               1997           230,770           50,000                                                        4,952
   Chairman -                 1996           250,000           50,000                                                       16,108
   Rotelle, Inc.              1995           160,305          100,000                               4,000                      481

-------------------
     (1) None of the Named Executive Officers received perquisites or other personal benefits, securities or property with an aggregate value in excess of the lesser of $50,000 or 10% of the total of his salary and bonus shown below.
     (2) With respect to Messrs. Stokely and Bennett, consists of cash bonus, in accordance with their respective Employment and Severance Benefits Agreement, together with the following special bonus awards: in fiscal 1997, Messrs. Stokely and Bennett were granted special cash awards of $230,000 and $500,000, respectively, as a result of their respective roles in completing the Company's acquisition of Norristown Wholesale, Inc. and in recognition of the Company's exemplary performance during fiscal 1997; in fiscal 1996, Messrs. Stokely and Bennett were granted special cash awards of $350,000 and $562,500, respectively, and special grants of Common Stock under the Omnibus Stock Incentive Plan with a value of $129,375 each (based on the fair market value of the Common Stock on the date of grant), as a result of their respective roles in completing the Company's acquisition of Super Rite Corporation; and in fiscal 1995, Mr. Stokely was granted a special award of Common Stock under the Omnibus Stock Incentive Plan with a value of $31,000 (based on the fair market value of the Common Stock on the date of grant).
     (3) Reflects 37,500 shares of restricted stock granted to Mr. Stokely on May 16, 1996, based on the fair market value of the Common Stock on the date of grant, which vest as follows: 3,750 shares on May 16, 1997, 1998, 1999 and 2000, and 22,500 shares on May 16, 2001. As of May 3, 1997, Mr. Stokely held 49,500 shares of restricted stock with a value of $1,008,563. Dividends are paid on restricted stock at the same rate and times as on all other shares of Common Stock. No other Named Executive Officer held any shares of restricted stock as of May 3, 1997.
     (4) Reflects nonqualified stock options granted under the Company's Omnibus Stock Incentive Plan.
     (5) "All Other Compensation" for fiscal 1997 consists of: (i) the Company's 25% matching contributions under the Company's Savings and Stock Ownership Plan to the Named Executive Officers as follows: Mr. Stokely - $2,942; Mr. Bennett- $702; Mr. Ryder - $1,670; Mr. Covington - $1,404; and Mr. Rotelle - $529; and
(ii) the amounts awarded to the following Named Executive Officers under the Company's Vacation to Stock Conversion Plan (which amounts, net of applicable withholdings, were distributed in the form of shares of Common Stock based on the fair market value of the Common Stock as of the plan's determination date):
Mr. Stokely - $7,692; Mr. Bennett - $0; Mr. Ryder - $0; Mr. Covington - $3,966; and Mr. Rotelle - $4,423.
     (6) Mr. Ryder became an executive officer of the Company on October 15, 1995, as a result of the Company's acquisition of Super Rite Corporation.
     (7) Mr. Covington joined the Company as an executive officer in October
1995.

                             Stock Options and SARs

         The following table contains information concerning the grants of options made during fiscal 1997 under the Company's Omnibus Stock Incentive Plan to the Named Executive Officers. No SARs were granted during fiscal 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                                  Potential
                                                                                                             Realizable Value at
                                                                                                               Assumed Annual
                                                                                                            Rates of Stock Price
                                                                                                                Appreciation
                                     Individual Grants                                                       for Option Term (1)
---------------------------------------------------------------------------------------------       --------------------------------

                                             % of Total
                              Number of       Options/
                             Securities         SARs
                             Underlying      Granted to
                              Options/       Employees        Exercise
                                SARs         in Fiscal         or Base        Expiration
          Name               Granted (2)        Year          Price (3)          Date               5% (4)            10% (4)
---------------------------------------------------------------------------------------------    ----------------------------------
John E. Stokely                    75,000        22.0%         $21.917        05/16/2006             $1,242,225        $2,952,225
                                   20,000          5.9         $23.625        11/07/2006                297,100           753,100

Donald D. Bennett                  30,000          8.8         $23.625        11/07/2006                445,650         1,129,650

John D. Ryder                       7,500          2.2         $23.625        11/07/2006                111,413           282,413

Alec C. Covington                   7,500          2.2         $23.625        11/07/2006                111,413           282,413

John F. Rotelle                         0            0            -               -                           -                 -

------------
     (1) The potential realizable value is based upon assumed future prices for the Common Stock that are derived from the specified assumed annual rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the actual future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.
     (2) All option grants consisted of nonqualified stock options granted under the Omnibus Stock Incentive Plan. These grants become exercisable in one-fourth installments on December 15, 1997, 1998, 1999 and 2000, except that Mr. Stokely's grant of 75,000 shares becomes exercisable in one-fifth installments on May 16, 1997, 1998, 1999, 2000, and 2001.
     (3) The exercise price was set at the fair market value of the Common Stock on the date of the grant. The exercise price may be paid in cash or in Common Stock valued at fair market value on the date preceding the date of exercise, or a combination of cash and Common Stock.
     (4) The 5% and 10% assumed annual rates of stock price appreciation used to calculate potential option gains shown above are required by the rules of the Securities and Exchange Commission. The actual gains that will be realized, if and when the Named Executive Officers exercise the options granted in fiscal 1997, will be dependent on the future performance of the Common Stock. The following table is provided to illustrate the relationship between the hypothetical gain that would be realized by the Named Executive Officers upon the exercise of such options and the hypothetical gain that would be realized by all shareholders as a result of the assumed stock price appreciation:

                                                                                        Annual Rate of Stock Price
                                                                                               Appreciation
                                                                             ------------------------------------------------

                                                                                      5%                         10%
                                                                             --------------------       ---------------------
Resulting stock price based on $23.625 starting price                           $         38.48           $           61.28

Per share gain                                                                            14.86                       37.66

Aggregate gain that would be realized by all shareholders                           702,640,002               1,780,714,837
(based on 47,283,984 share outstanding on the November 7, 1996 grant date)

Aggregate hypothetical gain on all fiscal 1997 options granted to the Named           2,207,801                   5,399,801
Executive Officers if $38.48 and $61.28 prices, respectively, are achieved

Hypothetical aggregate gains for the Named Executive Officers as a percentage               0.3%                        0.3%
of all shareholders' gains


                       Option/SAR Exercises and Holdings

         The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options and SARs during fiscal 1997, and unexercised options and SARs held by them on May 3, 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                       Number of Securities
                                                                                 Underlying         Value of Unexercised
                                                                                Unexercised                 In-the-Money
                                                                            Options/SARs at              Options/SARs at
                                                                         Fiscal Year-End(2)           Fiscal Year-End(3)

                             Shares Acquired              Value               Exercisable/                 Exercisable/
Name                         on Exercise(1)              Realized          Unexercisable(4)             Unexercisable(4)
----                         ---------------             --------          ----------------             ----------------
John E. Stokely                        33,375            $567,489            25,875/124,625            $276,425/$180,770
Donald D. Bennett                      67,500             886,905             45,000/30,000                    140,625/0
John D. Ryder                               0                   0              2,812/15,938                 8,788/26,369
Alec C. Covington                           0                   0             15,000/52,500               48,135/144,405
John F. Rotelle                             0                   0               3,000/3,000                30,126/30,126

-----------
     (1) Represents only nonqualified stock options granted under the Company's Omnibus Stock Incentive Plan.
     (2) Represents only nonqualified stock options granted under the Company's Long-Term Incentive Plan and/or Omnibus Stock Incentive Plan. Each nonqualified stock option granted under the Company's Long-Term Incentive Plan includes a tandem SAR.
     (3) The value of unexercised in-the-money options represents the positive spread between the May 3, 1997, closing price of Common Stock ($20.375) and the exercise price of any unexercised options.
     (4) The options represented could not be exercised by the named executive as of May 3, 1997, and future exercisability is subject to the executive remaining employed by the Company or its subsidiaries, subject to acceleration for death or total disability of the executive or a "change in control" of the Company (as defined in the applicable option agreements).


      Pension Plan Table

     The table below illustrates the approximate aggregate retirement benefits payable under the Company's funded defined benefit pension plan for its salaried employees and supplemental retirement plan for certain officers and other key employees retiring at age 65. The amounts reflected in the table are stated in payments in the form of a life annuity. Other actuarially equivalent forms of benefit may be selected. The amounts reflected in the table are subject to offset for Social Security and other benefits.

                                         Years of Credited Service (2)
     Annual             --------------------------------------------------------
Compensation (1)            10             15               20           25
----------------        --------------------------------------------------------

    $100,000  . . . . . $ 60,000        $ 65,000         $ 70,000     $ 70,000
     200,000  . . . . .  120,000         130,000          140,000      140,000
     300,000  . . . . .  180,000         195,000          210,000      210,000
     400,000  . . . . .  240,000         260,000          280,000      280,000
     500,000  . . . . .  300,000         325,000          350,000      350,000
     600,000  . . . . .  360,000         390,000          420,000      420,000
------------
     (1) Annual compensation is the average of a participant's highest five consecutive years' compensation (base salary plus overtime and commissions) during the last ten years and approximates, in the case of the Named Executive Officers, the amounts reported as salary in the Summary Compensation Table.
     (2) The years of credited service for the Named Executive Officers as of May 3, 1997, were as follows: Mr. Stokely - 7; Mr. Bennett - 7; Mr. Ryder - 1; Mr. Covington - 1; and Mr. Rotelle - 3. With respect to Mr. Bennett's benefits under the Company's Supplemental Executive Retirement Plan, see "Employment Continuity Agreements."

                        Employment Continuity Agreements

         Mr. Stokely. The Company entered into an employment and severance benefits agreement with Mr. Stokely, effective April 28, 1996, which extends his employment with the Company in his current capacity of President and Chief Executive Officer through April 28, 2001. The agreement also provides that the Board of Directors will nominate Mr. Stokely for election to the Board of Directors at each annual meeting of shareholders during the term of the agreement, and will use its best efforts to cause Mr. Stokely to be duly elected to the Board at each such meeting.

         The agreement sets Mr. Stokely's salary at $400,000 per year (subject to annual review for possible increase in light of his performance), and provides for annual incentive compensation equal to the sum of (i) 50% of his base salary if the Company achieves target pre-tax FIFO earnings, plus (ii) 1% of the amount by which the Company's pre-tax FIFO earnings exceed target pre-tax FIFO earnings. The agreement also provides that (i) during the term of the agreement the Company will pay Mr. Stokely's portion of the premiums for coverage under the Company's life, accident, medical and dental benefits plans, and (ii) unless Mr. Stokely's employment is terminated during the term of the agreement by the Company for cause or by Mr. Stokely (other than upon his disability or following a "change in control" of the Company, as defined below), the Company will provide to Mr. Stokely for a period of 5 years following the termination of his employment (at the Company's expense) coverage under life insurance policies consistent with those currently provided by the Company for his benefit, and medical and dental benefits of the type generally provided from time-to-time to the Company's executive employees. In addition, the agreement provides for the payment of a lump-sum severance benefit equal to one year's salary in the event Mr. Stokely is terminated during the term of the agreement
(i) by the Company other than for cause or upon his death or disability, (ii) by the Company for any reason other than death or disability within one year following a "change in control" of the Company or (iii) by Mr. Stokely within one year following a "change in control" of the Company. The agreement also provides that upon any "change in control" of the Company, Mr. Stokely shall be entitled to receive a lump-sum payment in an amount equal to the actuarial equivalent of the benefit he otherwise would be entitled to receive under the Company's Supplemental Executive Retirement Plan (the "SERP") upon retirement. In addition, if a "change in control" of the Company occurs during the term of the agreement and Mr. Stokely becomes liable for any excise tax with respect to any payment or benefit under this agreement or any of the Company's benefit plans, the Company shall pay Mr. Stokely an amount equal to (i) such excise tax, plus (ii) the federal, state and local income taxes, and federal hospitalization tax, for which Mr. Stokely is liable on account of the payment described in clause (i) of this sentence and the additional payments described in this clause
(ii).

         Mr. Bennett. The Company entered into an employment and severance benefits agreement with Mr. Bennett, effective April 28, 1996, to ensure his continued service to the Company through his retirement. The agreement provides for Mr. Bennett's employment in his current capacity of Chairman of the Board through December 1998. The agreement further provides that, prior to its expiration in December 1998, the Company and Mr. Bennett will enter into a consulting agreement which will provide for his continued service to the Company through age 65. The agreement also provides that the Board of Directors will nominate Mr. Bennett for election to the Board at each annual meeting of shareholders during the term of the agreement, and will use its best efforts to cause Mr. Bennett to be duly elected to the Board at each such meeting.

         The agreement sets Mr. Bennett's salary at $500,000 per year through 1998, and provides that (i) during the term of the agreement the Company will pay Mr. Bennett's portion of the premiums for coverage under the Company's life, accident, medical and dental benefits plans, and (ii) unless Mr. Bennett's employment is terminated during the term of the agreement by the Company for cause or by Mr. Bennett (other than upon his disability or following a "change in control" of the Company), the Company will provide to Mr. Bennett following the termination of his employment (at the Company's expense) coverage under life insurance policies consistent with those currently provided by the Company for his benefit through age 65, and medical and dental benefits of the type generally provided from time-to-time to the Company's executive employees until his death. In addition, the agreement provides for the payment of a lump-sum severance benefit equal to one year's salary in the event Mr. Bennett is terminated during the term of the agreement (i) by the Company other than for cause or upon his death or disability, (ii) by the Company for any reason other than death or disability within one year following a "change in control" of the Company or (iii) by Mr. Bennett within one year following a "change in control" of the Company. The agreement also provides that Mr. Bennett is entitled to a vested benefit under the SERP based upon his having attained age 65 and having completed 20 years of credited service, with credited monthly compensation to be based upon the base salary contemplated in the agreement. In addition, the agreement provides that, upon any "change in control" of the Company, Mr. Bennett shall be entitled to receive a lump-sum payment in an amount equal to the actuarial equivalent of the benefit he otherwise would be entitled to receive under the SERP upon retirement. In addition, if a "change in control" of the Company occurs during the term of the agreement and Mr. Bennett becomes liable for any excise tax with respect to any payment or benefit under this agreement or any of the Company's benefit plans, the Company shall pay Mr. Bennett an amount equal to (i) such excise tax, plus (ii) the federal, state and local income taxes, and federal hospitalization tax, for which Mr. Bennett is liable on account of the payment described in clause (i) of this sentence and the additional payments described in this clause (ii).

         Mr. Rotelle. In connection with the Company's acquisition of Rotelle, Inc. in August 1994, the Company entered into an employment and severance benefits agreement with Mr. Rotelle. The agreement provides for Mr. Rotelle's employment by Rotelle, Inc. through August 1998 at a salary of $250,000 per year and provides for annual incentive compensation equal to a pre-determined percentage (up to a maximum of 40%) of Mr. Rotelle's annual base salary based on the Company's adjusted pre-tax FIFO earnings. In addition, the agreement provides for the payment of a lump-sum severance benefit equal to one year's salary in the event Mr. Rotelle is terminated during the term of the agreement
(i) by the Company other than for cause or upon his death of disability, (ii) by the Company for any reason other than death or disability within one year following a "change in control" of the Company or (iii) by Mr. Rotelle within one year following a "change in control" of the Company if his job title or responsibilities are materially reduced.

         Definition of "Change in Control." For purposes of the foregoing employment and severance benefits agreements, a "change in control" of the Company means, in general, the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of securities representing more than 50% of the aggregate voting power of all classes of the Company's then-outstanding voting securities; or (ii) the shareholders of the Company approve (a) a plan of merger, consolidation or share exchange between the Company and any entity other than a subsidiary, or (b) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of the Company's property.


                               Performance Graph

         The following graph compares the cumulative total return for Company Common Stock to the cumulative total returns for the Standard & Poor's 500 Composite Index and an index of peer companies (the "Peer Group") selected by the Company for the Company's last five fiscal years. Companies in the Peer Group are as follows: Fleming Companies Inc., Nash-Finch Company, Super Food Services, Inc. and Supervalu Inc. The graph assumes an investment of $100 in Company Common Stock and in each index as of May 1, 1992, and that all dividends were reinvested.


                           [stock performance graph]

                   5 Year Comparison: Richfood Holdings, Inc.
                    vs. Standard & Poor's 500 vs. Peer Group

          Richfood Holdings, Inc.   Standard & Poor's 500    Peer Group
May-92           $100                      $100                 $100
Apr-93            155                       110                  118
Apr-94            194                       116                  114
Apr-95            232                       136                  102
Apr-96            385                       177                  106
May-97            363                       221                  109

                 Certain Relationships and Related Transactions

         During fiscal 1997, the Company sold products and services to, and engaged in certain other transactions with, entities affiliated with Mr. Ukrop. See "Company Compensation Committee Interlocks and Insider Participation."

         During fiscal 1995, the Company made a secured loan to Mr. Donald D. Bennett, Chairman of the Board of the Company, in the amount of $60,000 at a rate of interest equal to 6.0% per annum. In addition, during fiscal 1996 the Company made secured loans to Mr. Bennett in the aggregate amount of $110,000 at rates of interest equal to 5.90% and 5.79% per annum. The largest aggregate amount of indebtedness outstanding under such loans during fiscal 1997, including accrued interest, was $126,212, and the aggregate unpaid balance thereof on June 28, 1997, was $110,000.

         During fiscal 1994, the Company made a $73,938 secured loan to Mr. John
E. Stokely, President and Chief Executive Officer of the Company, at a rate of interest equal to 3.68% per annum. In addition, in June 1994 the Company made secured loans to Mr. Stokely in the aggregate amount of $457,127, at a rate of interest equal to 5.56% per annum. The largest aggregate amount of indebtedness outstanding under such loans during fiscal 1997, including accrued interest, was $149,684, and the aggregate unpaid balance thereof on June 28, 1997, was $131,064.


          Compensation Committee Interlocks and Insider Participation

         The Executive Compensation Committee of the Board is composed of Messrs. Albert F. Sloan (Chairman), George H. Thomazin and James E. Ukrop and Dr. Grace E. Harris.

         Mr. Ukrop is Vice-Chairman and Chief Executive Officer of Ukrop's Super Markets, Inc. ("Ukrop's"). During fiscal 1997, Ukrop's paid $211,328,508 to the Company for products and services purchased from the Company. Until July 1, 1997, Ukrop's subleased from the Company approximately 32,000 square feet of warehouse space in the Company's Chester, Virginia, facility. The aggregate rental paid by Ukrop's to the Company under the sublease during fiscal 1997 was $18,162.

         The Company believes that all of the transactions with Ukrop's described above were made on terms comparable to those that would have been agreed to with unaffiliated third parties in similar transactions.


            Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and owners of more than 10% of the Common Stock are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons who were not required to file a Form 5 for fiscal 1997, the Company believes that all of its executive officers, directors and owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 1997, except that during fiscal 1997 Mr. Thomazin filed one late report on Form 5 with respect to the exercise of stock options.

                           APPROVAL OF THE AMENDMENT
                      OF THE OMNIBUS STOCK INCENTIVE PLAN
                                  (Proposal 2)

         The Board of Directors proposes that the Company's shareholders approve an amendment to the Richfood Holdings, Inc. Omnibus Stock Incentive Plan (the "Plan"). The Plan was originally approved by the shareholders at the 1991 annual meeting. The Company's shareholders approved the amendment and restatement of the Plan at the 1996 annual meeting. The further amendment of the Plan, which the Company's shareholders are being asked to approve at the 1997 annual meeting (the "Amendment"), was adopted by the Executive Committee of the Board of Directors on July 29, 1997, subject to the approval of the Company's shareholders.

Proposed Amendment

         The proposed Amendment adds a new article to the Plan, which will permit the Executive Compensation Committee to grant non-stock based incentive awards to employees who participate in the Plan. Such awards ("Incentive Awards") are not stated with reference to a specified number of shares of Common Stock. The Amendment imposes a $1.0 million limit on Incentive Awards that may be paid to any one individual in any calendar year, and identifies objective performance criteria (which are described below) that may be used by the Executive Compensation Committee to establish Incentive Awards. An Incentive Award may be subject to forfeiture or restrictions on transfer or both unless and until certain conditions specified by the Executive Compensation Committee are satisfied. To the extent an Incentive Award is earned, it may be settled in cash, Common Stock or a combination thereof.

         The Amendment does not make significant changes to the Plan and is being made primarily to assure the full deductibility by the Company for tax purposes of certain non-stock based awards earned under the Plan. It should be noted that the maximum number of shares that may be issued under the Plan is not being increased. Thus, the Amendment is not dilutive to the Company's shareholders. Further, the use of Incentive Awards may enable the Executive Compensation Committee to cap the impact on earnings of awards under the Plan.

         The Board of Directors believes that amending the Plan to provide for non-stock based Incentive Awards gives the Executive Compensation Committee an additional tool to incent those employees who are in a position to contribute materially to the success of the Company and its affiliates. The Board of Directors also believes that the Plan, as amended, will benefit the Company by
(i) assisting it in recruiting and retaining officers and key employees with ability and initiative, (ii) providing greater incentives for officers and key employees and (iii) associating the interests of officers and key employees with those of the Company and its shareholders through opportunities for increased stock ownership.

         The following paragraphs summarize the principal features of the Plan, as amended. Such summary is subject, in all respects, to the terms of the Plan and the Amendment, which are incorporated herein by reference. The Company will provide promptly, upon request and without charge, a copy of the full text of the Plan and the Amendment to any person to whom a copy of this proxy statement is delivered. Requests should be directed to: Fredricka H. Dyson, Assistant Secretary, Richfood Holdings, Inc., 8258 Richfood Road, Mechanicsville, Virginia 23116 (telephone (804) 746-6000).

Summary of the Omnibus Stock Incentive Plan, as Amended

         The Executive Compensation Committee (the "Committee") administers the Plan. Although the Committee may generally delegate its authority to an officer of the Company, the Committee may not delegate its authority with respect to employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Committee or its delegate select the employees who participate in the Plan ("Participants"). The Committee or its delegate may, from time to time, grant stock options, SARs, stock awards, performance shares, and incentive awards to Participants. No person may participate in the Plan while he is a member of the Committee.

         Any employee of the Company or any affiliate (as defined) who, in the Committee's or its delegate's judgment, has contributed to the profitability or growth of the Company or one of its affiliates may be granted awards under the Plan. All awards made under the Plan will be evidenced by written agreements between the Company and the Participant. The Committee or its delegate may establish guidelines supplementing the provisions of the Plan to aid in the selection of Participants and to determine the amounts, timing and other terms of awards. Except as discussed below with respect to certain Incentive Awards made under the Amendment, the Company is not able to estimate the number of individuals that the Committee or its delegate will select to participate in the Plan or the type or size of awards that the Committee or its delegate will approve in the future.

         Options granted under the Plan may be incentive stock options ("ISOs") or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Committee or its delegate at the time the option is granted, but the price cannot be less than the fair market value of a share of Common Stock on the date of the grant, in the case of an ISO, or less than 50% of the fair market value of a share of Common Stock on the date of the grant in the case of a nonqualified stock option. The option price may be paid in cash, with shares of Common Stock, by reducing the number of shares otherwise issuable under the option, a combination of cash and shares of Common Stock or, with the consent of the Committee or its delegate, in installments. Options may be exercised at such times and subject to such conditions as may be prescribed by the Committee or its delegate. The maximum period in which an option may be exercised will be fixed by the Committee or its delegate at the time the option is granted but cannot exceed ten years. Options are nontransferable except by will or the laws of descent and distribution.

         No employee may be granted ISOs (under the Plan or any other plan of the Company) that are first exercisable in a calendar year for Common Stock having a fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 112,500 shares of Common Stock.

         SARs generally entitle the Participant to receive the excess of the fair market value of shares of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant. The Plan provides that the Committee or its delegate may prescribe that the Participant will realize appreciation on a different basis than described in the preceding sentences. For example, the Committee or its delegate may limit or increase the amount of appreciation that may be realized upon the exercise of a SAR.

         SARs may be granted as corresponding SARs or independent of option grants. To exercise a corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the corresponding SAR relates.

         SARs may be exercised at such times and subject to such conditions as may be prescribed by the Committee or its delegate. The maximum period in which a SAR may be exercised will be fixed by the Committee or its delegate at the time the SAR is granted but cannot exceed ten years. SARs are nontransferable except by will or the laws of descent and distribution.

         No Participant may be granted SARs that are independent of option grants in any calendar year for more than 37,500 shares of Common Stock or corresponding SARs for more than 112,500 shares of Common Stock. For purposes of this limitation (and the limitation on individual option grants), an option and a corresponding SAR are treated as a single award.

         The Plan also permits the grant of shares of Common Stock as stock awards (a "Stock Award"). A Stock Award may be subject to forfeiture or nontransferable or both unless and until certain conditions are satisfied. No Participant may be granted Stock Awards (other than Stock Awards issued in settlement of performance shares) in any calendar year for more than 37,500 shares of Common Stock.

         Performance shares also may be granted to Participants. A performance share award (a "Performance Share") is stated with reference to a specified number of shares of Common Stock. To the extent that a Performance Share is earned, the Participant may receive a Stock Award, a cash payment or a combination of cash and a Stock Award based on the fair market value of the number of shares earned under the Performance Share award. No Participant may be granted Performance Shares with respect to more than 37,500 shares of Common Stock in any calendar year.

         The Plan will also permit the grant of Incentive Awards, as described above under the caption "Proposed Amendment."

         The exercisability of an option or SAR, the vesting or transferability of a Stock Award and the Participant's rights under a Performance Share award may be conditioned upon the attainment of certain performance goals. The Plan provides that those goals or objectives may be stated with reference to the Company's, an affiliate's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, total sales, sales growth, return on capital, return on assets or the fair market value of the Common Stock. Similar rules apply to Incentive Awards, but such awards may also be based on gross, operating or net earnings before or after taxes, return on sales, return on net assets, cash flow per share, book value per share, volume growth, cash flow (as defined by the Committee), fair market value, share price or total shareholder return, market share, economic value added, market value added, productivity, level of expenses, quality, safety, customer satisfaction, or peer group comparisons of any of the aforementioned objectives. Such goals may be set for a one year period or for a longer period.

         A maximum of 2,250,000 shares of Common Stock may be issued under the Plan in connection with awards made after June 13, 1996. This limitation will be adjusted, as the Committee or its delegate determines is appropriate, in the event of a change in the number of outstanding shares of capital stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. The terms of outstanding awards also may be adjusted by the Committee or its delegate to reflect such changes.

         No option or SAR may be granted, and no Stock Awards, Incentive Awards and Performance Shares may be awarded, under the Plan after June 13, 2006. The Board of Directors may, without further action by shareholders, terminate or suspend the Plan in whole or in part. The Board of Directors also may further amend the Plan, except that without shareholder approval no such amendment may materially increase the number of shares of Common Stock that may be issued under the Plan, materially change the class of individuals who may be selected to participate in the Plan or materially increase the benefits that may be provided under the Plan. Although the Board of Directors does not believe the Amendment requires shareholder approval, the Board believes it is prudent to obtain shareholder approval to assure the Company's future tax deductions with respect to Incentive Awards.

         The Company has been advised by counsel that for federal income tax purposes, no taxable income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the fair market value of the shares of Common Stock received upon such exercise and the option price.

         No taxable income is recognized by a Participant upon the grant of a SAR. The exercise of a SAR generally is a taxable event. The Participant generally must recognize income equal to any cash that is paid, plus the fair market value of shares of Common Stock that are received, in settlement of a SAR.

         Income is recognized on account of a Stock Award when the shares first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the Participant recognizes income equal to the fair market value of the shares of Common Stock received.

         No taxable income is recognized by a Participant upon an award of Performance Shares. Income is recognized when the Performance Shares are settled in an amount equal to any cash that is paid, plus the fair market value of any shares of Common Stock that are received.

         No taxable income is recognized by a Participant at the time an Incentive Award is made. Income is recognized when an Incentive Award is settled in an amount equal to any cash that is paid, plus the fair market value of any shares of Common Stock that are received.

         A Participant's employer (either the Company or an affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR or the vesting of a Stock Award, or the settlement of Performance Shares or an Incentive Award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of shares of Common Stock received upon the exercise of an ISO.
                                      -17-

Incentive Awards for the Three Fiscal Year Performance Cycle that Commenced May 4, 1997

         At a meeting held July 29, 1997, the Committee granted Incentive Awards, subject to approval of the Amendment by the Company's shareholders, to six Participants. The Incentive Awards include target awards for each individual and performance goals based 50% on the Company's three year average return on equity ("ROE") and 50% on the Company's three year cumulative earnings per share ("EPS"). Performance levels were established in each performance goal category based on meeting or exceeding the goals, with no award earned if performance is below the threshold goal for either ROE or EPS, the target award earned if performance equals target levels for both ROE and EPS, and up to two times the target award earned if the Company achieves certain superior levels of ROE and EPS. In addition to the award earned based on the Company's performance, the target awards may be adjusted based on the Company's performance relative to a group of companies in the food and distribution industries designated by the Committee at the time of the award.

         Based on the awards and criteria established by the Committee with respect to Incentive Awards for the three fiscal year performance cycle that commenced on May 4, 1997, the following persons and groups would receive the following awards at the end of the cycle, assuming that the Company's performance with respect to each goal is superior and its weighted peer group percentile is 80% or better: Mr. Stokely - $506,250; Mr. Covington -
 $197,556; and all current executive officers as a group - $1,285,056. No other Named Executive Officers or employees, and no non-employee directors, were granted Incentive Awards for the three fiscal year performance cycle that commenced May 4, 1997. The Committee intends that any Incentive Awards earned for the three fiscal year performance cycle that commenced May 4, 1997, will be settled 50% in cash and 50% in shares of Common Stock.

         The current Incentive Awards vest at the end of the three fiscal year performance cycle that commenced May 4, 1997. Vested but unpaid Incentive Awards will be paid in full if a Participant's employment is terminated. Participants who die, become disabled, retire or resign with the approval of the Committee before an award vests will be paid a pro rata Incentive Award based on the number of months they completed in the three fiscal year performance cycle. Incentive Awards will vest immediately in the event of a "change in control" of the Company, and Participants terminated thereafter will receive pro rata awards. Unless vesting is accelerated in the Committee's sole discretion, a Participant terminating employment due to other circumstances forfeits his unvested Incentive Awards.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO APPROVE THE AMENDMENT OF THE RICHFOOD HOLDINGS, INC. OMNIBUS STOCK INCENTIVE PLAN.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                  (Proposal 3)

         On September 6, 1996, the Company selected Ernst & Young LLP ("Ernst & Young") to serve as its independent public accountants for fiscal 1997 and, accordingly, dismissed KPMG Peat Marwick LLP, its former independent public accountants ("Peat Marwick"). The decision to engage Ernst & Young and dismiss Peat Marwick was approved by the Audit Committee of the Board of Directors of the Company on September 6, 1996.

         Peat Marwick's reports on the Company's consolidated financial statements for the two most recent fiscal years prior to their dismissal did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years prior to and through the date of their dismissal, there was no disagreement with Peat Marwick regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Peat Marwick, would have caused Peat Marwick to make reference thereto in its reports.

         The Board of Directors has appointed Ernst & Young to serve as independent public accountants for the Company for fiscal 1998. Shareholders are requested to ratify this appointment. Representatives of Ernst & Young are expected to be present at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1998.

                       PROPOSALS FOR 1998 ANNUAL MEETING

         Any proposal submitted by a shareholder for inclusion in the proxy materials for the next annual meeting of shareholders must be delivered to the Company at its principal office not later than March 31, 1998.

         In addition to any other applicable requirements, for business to be properly brought before the 1998 annual meeting by a shareholder, even if the proposal is not to be included in the Company's proxy statement, the Company's bylaws provide that the shareholder must give notice in writing to the Secretary of the Company not later than May 31, 1998. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and (iii) any material interest of the shareholder in such business.


                                 OTHER MATTERS

         As of the date of this statement, management knows of no business that will be presented for consideration at the annual meeting other than that stated in this notice. As to other business, if any, and matters incident to the conduct of the annual meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

         Shareholders, whether or not they expect to attend in person, are requested to mark, date and sign the enclosed proxy and return it to the Company. Please sign exactly as your name appears on the accompanying proxy. Shareholders may revoke their proxy by delivering a written notice of revocation to the Company at its principal office to the attention of Fredricka H. Dyson, Assistant Secretary, at any time before the proxy is exercised.



                                       Fredricka H. Dyson
                                       Assistant Secretary

July 30, 1997

                                     NOTICE


                                      AND


                                PROXY STATEMENT



                                    for the


                                 ANNUAL MEETING



                                       of


                                  SHAREHOLDERS

                                   To Be Held

                                August 28, 1997





                                     [logo]

    RICHFOOD HOLDINGS, INC.                        RICHMOND, VIRGINIA 23261
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Donald D. Bennett and John E. Stokely and each of them proxies (and if the undersigned is a proxy, as substitute proxies) each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Company held of record by the undersigned on July 11, 1997, at the annual meeting of shareholders to be held at 10:00 a.m. on August 28, 1997, or any adjournments thereof.

              PROXY VOTE AUTHORIZATION FOR RICHFOOD HOLDINGS, INC.
  ANNUAL MEETING  AUGUST 28, 1997  CUSIP 763408101 -- RICHFOOD HOLDINGS, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING
                                   PROPOSALS

1. Election of Directors

    [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY to vote
        (EXCEPT AS MARKED TO THE CONTRARY)            for all nominees listed

Donald D. Bennett, Roger L. Gregory, Grace E. Harris, John C. Jamison, G. Gilmer
                        Minor, III, Claude B. Owen, Jr.,
John F. Rotelle, Albert F. Sloan, John E. Stokely, George H. Thomazin, James E.
                            Ukrop, Edward Villanueva

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NAME ON THE
                                  LINE BELOW.

2. To approve the amendment of the Richfood Holdings, Inc. Omnibus Stock Incentive Plan.

            [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

3. To ratify the appointment by the Board of Directors of Ernst & Young LLP to serve as independent public accountants for the current fiscal year.
            [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AND MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                       Please sign exactly as your name
                                       appears hereon. When shares are
                                       held by joint tenants, only one of
                                       such persons need sign. When
                                       signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If
                                       a corporation, please sign in full
                                       corporate name by the president or
                                       other authorized officer. If a
                                       partnership, please sign in
                                       partnership name by an authorized
                                       person. Please mark, sign, date and
                                       return the proxy card promptly,
                                       using the enclosed envelope.

                                       _____________________________________
                                                 Signature

                                       Date __, 1997

                            RICHFOOD HOLDINGS, INC.
                                 SAVINGS PLANS

                                VOTING PROCEDURE

TO: PARTICIPANTS IN THE RICHFOOD HOLDINGS, INC.
     SAVINGS AND STOCK OWNERSHIP PLAN, THE SUPER
     RITE CORPORATION EMPLOYEE INVESTMENT OPPORTUNITY
     PLAN, AND THE SUPER RITE FOODS, INC. INVESTMENT
     OPPORTUNITY PLAN AND TRUST FOR RETAIL UNION
     EMPLOYEES (collectively, the "Savings Plans")

     As a participating employee in one or more of the Savings Plans, you have the right to direct the Trustees of your Savings Plan (the "Trustees") to vote the shares of Common Stock of Richfood Holdings, Inc. ("Common Stock") represented by your interest in the Trust Fund under the applicable Savings Plan at the annual meeting of shareholders of Richfood Holdings, Inc. to be held on August 28, 1997. For your information, copies of the Notice of Annual Meeting and Proxy Statement are forwarded herewith.

     If the Trustees do not receive your instructions by August 25, 1997, (i) they will not vote the shares of Common Stock held in your Pre-tax Contribution and Rollover Accounts under the applicable Savings Plan at the annual meeting, and (ii) they will vote the shares of Common Stock held in your Employer Matching Contribution and Employer Discretionary Matching Contribution Accounts under the applicable Savings Plan at the annual meeting in accordance with the recommendations of management. Please indicate your instructions on the accompanying card and return the card promptly to the Trustees in the enclosed envelope.

TO: THE TRUSTEES OF THE RICHFOOD HOLDINGS, INC.
    SAVINGS AND STOCK OWNERSHIP PLAN, THE SUPER
    RITE CORPORATION EMPLOYEE INVESTMENT OPPORTUNITY
    PLAN, AND THE SUPER RITE FOODS, INC. INVESTMENT
    OPPORTUNITY PLAN AND TRUST FOR RETAIL UNION
    EMPLOYEES (collectively, the "Savings Plans")

    With respect to the shares of Common Stock of Richfood Holdings, Inc. represented by my interest in the Trust Fund for one or more of the Savings Plans, you are directed to sign and forward a proxy in the form being solicited by the Board of Directors of Richfood Holdings, Inc. to instruct the persons named therein, or their substitutes, to vote in accordance with the proxy statement as designated below:

              PROXY VOTE AUTHORIZATION FOR RICHFOOD HOLDINGS, INC.
 ANNUAL MEETING      AUGUST 28, 1997      CUSIP 763408101 -- RICHFOOD HOLDINGS,
                                      INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING
                                   PROPOSALS

1. Election of Directors

    [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY to vote
        (EXCEPT AS MARKED TO THE CONTRARY)        for all nominees listed

Donald D. Bennett, Roger L. Gregory, Grace E. Harris, John C. Jamison, G. Gilmer
                        Minor, III, Claude B. Owen, Jr.,
John F. Rotelle, Albert F. Sloan, John E. Stokely, George H. Thomazin, James E.
                            Ukrop, Edward Villanueva

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NAME ON THE
                                  LINE BELOW.

2. To approve the amendment of the Richfood Holdings, Inc. Omnibus Stock Incentive Plan.

            [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

3. To ratify the appointment by the Board of Directors of Ernst & Young LLP to serve as independent public accountants for the current fiscal year.

            [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

    IN THEIR DISCRETION, THE TRUSTEES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AND MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                             Please sign and return promptly to
                                             the Trustees in the enclosed
                                             envelope.

                                             _________________________________
                                                          Signature

                                             Dated __, 1997

APPENDIX TO PROXY STATEMENT FILED
PURSUANT TO INSTRUCTION 3 TO ITEM 10(b)
OF SCHEDULE 14A


                           Proposed Amendment to the
                            Richfood Holdings, Inc.
                          Omnibus Stock Incentive Plan


         Pursuant to Article XV of the Richfood Holdings, Inc. Omnibus Stock Incentive Plan, as amended and restated effective June 13, 1996 (the "Plan"), the Plan is further amended, effective July 29, 1997, subject to shareholder approval on August 28, 1997, by adding the following new Article XVII at the end thereof:

                                  ARTICLE XVII
                                INCENTIVE AWARDS

17.01. Awards. The Committee shall designate Participants to whom Incentive Awards shall be made. All Incentive Awards shall be determined exclusively by the Committee under procedures established by the Committee; provided, however, that in any calendar year no Participant may receive an Incentive Award exceeding $1 million.

17.02. Earning an Award. The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate or that the Company, an Affiliate, an operating unit, or the Participant attain stated objectives or goals as a prerequisite to payment under an Incentive Award. Such performance objectives or goals may be based on one or more of the Company's, an Affiliate's, or an operating unit's (i) gross, operating net earnings before or after taxes, (ii) return on equity, (iii) return on capital, (iv) return on sales, (v) return on assets or net assets,
(vi) earnings per share, (vii) cash flow per share, (viii) book value per share,
(ix) earning s growth, (x) sales growth, (xi) volume growth, (xii) cash flow (as defined by the Committee), (xiii) Fair Market Value, (xiv) share price or total shareholder return, (xv) market share, (xvi) economic value added, (xvii) market value added, (xviii) productivity, (xix) level of expenses, (xx) quality, (xxi) safety, (xxii) customer satisfaction, (xxiii) total sales, (xxiv) total earnings, or (xxv) peer group comparisons of any of the aforementioned objectives. Such goals may be set for a one year period or a longer period. If the Committee, on the date of an award, prescribes that the Incentive Award shall be earned only upon the attainment of performance objective stated with respect to one or more of the foregoing criteria, such Incentive Award shall be earned only to the extent that the Committee certifies that such objectives or objectives have been achieved.

The Committee, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant's death, disability, retirement, or a change of control.

         Except with respect to those Participants who are covered employees (as determined under Code section 162(m)(3)) and notwithstanding any other provision of the Plan, the Committee, in its discretion may adjust the terms, conditions or other requirements applicable to Incentive Awards and may increase or decrease the amounts otherwise payable under an Incentive Award, to reflect unusual or extraordinary transactions or events. The Committee may make such adjustments with respect to one or more Participants, with respect to all Participants as to Incentive Awards made during a particular year, or with respect to all outstanding Incentive Awards.

17.03. Settlement. In the Committee's discretion, the amount payable when an Incentive Award is earned may be settled in cash, by the issuance of Common Stock, or a combination of cash and Common Stock. A fractional share shall not be deliverable when an Incentive Award is settled, but a cash payment is made in lieu thereof.

17.04. Shareholder Rights. No Participants shall, as a result of receiving an Incentive Award, have any rights as a Shareholder until and then only to the extent that the Incentive Award is earned and Common Stock is distributed. A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of an Incentive Award or the rights to receive Common Stock thereunder other than by will or the laws of descent and distribution. After and to the extent that an Incentive Award is settled in Common Stock, a Participant will have all the rights of a shareholder of the Company.

17.05. Administration. The Committee shall construe and administer the Plan, including this Article XVII relating to Incentive Awards, as if the term "Incentive Award" had been included in all Plan provisions of general application in a manner similar to the term Performance Shares. For example, shares of Common Stock issued pursuant to Incentive Awards shall reduce the aggregate number of shares of Common Stock that may be issued under the Plan in accordance with Article V. As provided in Article III, the Committee's authority to interpret the Plan in this regard shall be absolute.